EXHIBIT 9.2

                      FUND ACCOUNTING SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into as of the 1st day of September, 1998, by and between KPM Funds, Inc., a Nebraska corporation (hereinafter referred to as the "Company") and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC").

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio;

     WHEREAS, FTC is in the business of providing, among other things, mutual fund accounting services to investment companies; and

     WHEREAS, the Company desires to retain FTC to provide accounting services to the Equity Portfolio (the "Fund") and each additional series of the Company listed on Exhibit A attached hereto, as it may be amended from time to time.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and FTC agree as follows:

1.   APPOINTMENT OF FUND ACCOUNTANT

      The Company hereby appoints FTC as fund accountant of the Company on the terms and conditions set forth in this Agreement, and FTC hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.  DUTIES AND RESPONSIBILITIES OF FTC

        A.  Portfolio Accounting Services:

            (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the investment manager.

            (2) For each valuation date, obtain prices from a pricing source approved by the Board of Directors of the Company and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors of the Company shall approve, in good faith, the method for determining the fair value for such securities.

            (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

            (4) Determine gain/loss on security sales and identify them as, short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

        B.  Expense Accrual and Payment Services:

            (1) For each valuation date, calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

            (2) Record payments for Fund expenses upon receipt of written authorization from the Company.

            (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FTC and the Company.

            (4)  Provide expense accrual and payment reporting.

        C.  Fund Valuation and Financial Reporting Services:

            (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

            (2)  Apply equalization accounting as directed by the Company.

            (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

            (4) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

            (5) Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's Prospectus.

            (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

            (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

            (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

        D.  Tax Accounting Services:

            (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

            (2)   Maintain tax lot detail for the investment portfolio.

            (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

            (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

        E.  Compliance Control Services:

            (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Company, the Securities and Exchange Commission, and the outside auditors.

            (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

3.  PRICING OF SECURITIES

For each valuation date, obtain prices from a pricing source selected by FTC but approved by the Company's Board of Directors and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Company's Board of Directors shall approve, in good faith, the method for determining the fair value for such securities.

If the Company desires to provide a price which varies from the pricing source, the Company shall promptly notify and supply FTC with the valuation of any such security on each valuation date. All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.   REPRESENTATIONS OF FTC

     FTC represents and warrants to the Company that:

     A. It is a trust company duly organized, existing and in good standing under the laws of Wisconsin;

     B. It is a registered agent under the Exchange Act.

     C. It is duly qualified to carry on its business in the State of Wisconsin;

     D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

     E. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

     F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

     G. It will comply with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

5.   REPRESENTATIONS OF THE COMPANY

     The Company represents and warrants to FTC that:

     A. The Company is an open-ended non diversified investment company under the 1940 Act;

     B. The Company is a corporation organized, existing, and in good standing under the laws of Nebraska;

     C. The Company is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement;

     D. All necessary proceedings required by the Articles of Incorporation have been taken to authorize it to enter into and perform this Agreement;

     E. The Company will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

     F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Company being offered for sale.

6.   CHANGES IN ACCOUNTING PROCEDURES

Any resolution passed by the Board of Directors of the Company that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by the FTC.

7.   CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

FTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Company under this Agreement.

8.   COMPENSATION

FTC shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. The Company agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

9.   PERFORMANCE OF SERVICE;  LIMITATION OF LIABILITY

          A. FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Company.

          FTC shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Company may sustain or incur or which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.
     Representatives of the Company shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

          Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.


          B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

10.  NO AGENCY RELATIONSHIP

Nothing herein contained shall be deemed to authorize or empower FTC to Act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

11.  RECORDS

FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

12.  DATA NECESSARY TO PERFORM SERVICES

The company or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FTC is also acting as the transfer agent for the Company, nothing herein shall be deemed to relieve FTC of any of its obligations under the Transfer Agent Servicing Agreement.

13.  NOTIFICATION OF ERROR

The Company will notify FTC of any balancing or control error caused by FTC within three (3) business days after receipt of any reports rendered by FTC to the Company, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

14.  PROPRIETARY AND CONFIDENTIAL INFORMATION

FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

15.  TERM OF AGREEMENT

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

16.  NOTICES

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to:

     Firstar Trust Company
     Attn.:  Mutual Fund Services
     615 East Michigan Street
     Milwaukee, WI  53202

and notice to the Company shall be sent to:

     KPM Funds, Inc.
     Attn.:  Christine E. Walker
     10250 Regency Circle, Suite 500
     Omaha, NE  68114

17.  DUTIES IN THE EVENT OF TERMINATION

In the event that in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Company by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Company transfer to such successor all relevant books, records, correspondence and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which FTC has maintained the same, the Company shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records and other data by such successor.

18.  GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.


KPM FUNDS, INC.                           FIRSTAR TRUST COMPANY


By:/s/ Rodney D. Cerny              By: /s/ Robert J. Kern
      --------------------------        --------------------------------
       Rodney D. Cerny, President

Attest:  /s/ Christine E. Walker    Attest: /s/ Andrea E. McVoy
             -------------------           ------------------------------
             Christine E. Walker


                            FUND ACCOUNTING SERVICES

                              ANNUAL FEE SCHEDULE

                                                            EXHIBIT A

                       Separate Series of KPM Funds, Inc.

           NAME OF SERIES                        DATE ADDED
           --------------                        ----------
         Equity Portfolio                          9/1/98
         Fixed Income Portfolio                    9/1/98


Annual Fee (Two Funds Combined)
          $44,000 for the first $80 million
          2 basis points on the next $320 million
          1 basis point on average net assets exceeding $400 million


Plus out-of-pocket expenses, including pricing service:

          Domestic and Canadian Equities          $.15
          Options                                 $.15
          Corp/Gov/Agency Bonds                   $.50
          CMO's                                   $.80
          International Equities and Bonds        $.50
          Municipal Bonds                         $.80
          Money Market Instruments                $.80

Fees will be applied based upon relative fund assets

Fees and out-of-pocket expenses are billed to the fund monthly